                                  Exhibit 99.1

  DREXLER TECHNOLOGY REPORTS RESULTS FOR 2004 FISCAL YEAR ENDED MARCH 31, 2004

     Mountain View, Calif. -- June 14, 2004. Border-security and multi-biometric ID card maker Drexler Technology Corporation (NasdaqNM:DRXR) today reported financial results for its fiscal 2004 fourth quarter and year ended March 31, 2004.

     For the fiscal year ended March 31, 2004, the Company had a net loss of $12,427,000, or $1.15 per share diluted, compared with net income of $2,282,000, or $0.21 per share diluted, for the fiscal year ended March 31, 2003. The pre-tax loss was $5,338,000 compared with pre-tax income of $3,802,000 for fiscal 2003. Revenues for fiscal 2004 declined to $16,963,000 from a record level of $26,331,000 for the previous fiscal year. The revenue decline is attributed mainly to lower fiscal 2004 sales of U.S. government Green Cards and Border Crossing Cards used for immigration and homeland security.

     For the fiscal fourth quarter ended March 31, 2004, the net loss was $363,000, or $0.03 per share diluted, compared with a net loss of $149,000, or $0.01 per share diluted, for last year's fourth quarter. Revenues for the fiscal 2004 fourth quarter rose to $6,342,000 compared with $4,885,000 for the fourth quarter of last year.

     LaserCard(R) optical memory card revenues for fiscal 2004 primarily included sales of Laser Visa Border Crossing Cards and Green Cards manufactured for the U.S. government, Permanent Resident Cards made for the Canadian government, and Carta d'Identita Elettronica (CIE) cards for the Italian government's development of an electronic national ID card program. Equipment revenues included the sale of 1,000 LaserCard read/write drives and biometric verification system software for the U.S. Department of Homeland Security (DHS).

     Revenue on optical memory cards totaled $13,379,000 for fiscal 2004 versus $24,247,000 for fiscal 2003, while revenue on read/write drives, drive accessories, and maintenance totaled $3,448,000 for fiscal 2004 versus $693,000 for fiscal 2003. Optical memory card revenue for the fiscal 2004 fourth quarter totaled $5,945,000 compared with $4,549,000 for the fiscal 2003 fourth quarter, while revenue on read/write drives, drive accessories, and maintenance totaled $372,000 for the fourth quarter of fiscal 2004 compared with $77,000 for the fourth quarter of fiscal 2003.

YEAR-END FINANCIAL HIGHLIGHTS:

o The accompanying consolidated balance sheet includes the companies acquired on March 31, 2004, namely, Challenge Card Design Plastikkarten GmbH and cards & more GmbH.

o Cash and cash equivalents, short-term investments, and long-term investments totaled $20,915,000 at March 31, 2004 compared with $17,015,000 at March 31, 2003.

o Total stockholders' equity declined to $35,686,000 at March 31, 2004 compared with $36,843,000 at March 31, 2003, due to the fiscal 2004 loss, offset by proceeds from the sale of common stock, as described below.

o Total shares outstanding increased to 11,399,764 shares at March 31, 2004 from 10,443,192 shares at March 31, 2003.

o Net cash provided by financing activities was $11,080,000 at March 31, 2004 compared with $1,776,000 at March 31, 2003. The Company received net proceeds of $9,389,000 on the issuance and sale in December 2003 of 791,172 shares of common stock at $12.76 per share. The investors also received nine-month options to purchase 122,292 shares of common stock at $16.51 per share and five-year warrants to purchase 174,057 shares of common stock at $17.26 per share.

o For fiscal 2004, the Company recorded a federal income tax expense of $7,089,000 compared with $1,520,000 for fiscal 2003. This significant increase was due to an increase in the valuation allowance related to the Company's beginning of the year deferred tax asset. The deferred tax asset consists mainly of previously generated net operating losses which are scheduled to expire beginning in fiscal 2005. If not expired, these net operating losses could be deducted from net taxable income, if any, on the Company's future income tax returns and would reduce future tax payments.


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

RECENT BUSINESS HIGHLIGHTS:

o On March 31, 2004, the Company completed its acquisition of two related German card companies, Challenge Card Design Plastikkarten GmbH (CCD) and cards & more GmbH (C&M), including their sales operations in the USA and Korea. CCD and C&M are recognized leaders in Europe as providers of advanced contactless card solutions, primarily in the consumer, event, and access control sectors, and will be operated as wholly owned subsidiaries of Drexler Technology. CCD manufactures up to 20 million advanced-technology cards per year while C&M markets CCD cards and system solutions worldwide and is a major representative for various thermal card printers in Europe, the Middle East, and Africa. CCD owns a plant in Rastede, Germany, together with associated equipment which it has used to manufacture plastic cards featuring contactless IC chip technology and high-resolution printing. The Company intends to continue to use the facility and equipment to produce such cards as well as to enhance the facility to produce finished LaserCard(R)optical memory cards in Germany. This will enable CCD to manufacture cards featuring four of the key ID card technologies (optical memory, contact IC chip, contactless RF ID, and magnetic stripe) either singly or in combination, along with other high-security features.

o    On April 16, 2004, the Company announced the licensing of a European Union
     (EU) site as a second-source supplier of optical memory cards, under agreements that call for minimum payments to Drexler Technology of $41 million. The agreements provide for a technology license, equipment, training, and support for an optical memory card manufacturing operation in Slovenia, which became a new EU member state on May 1, 2004. The agreement was entered into by the Global Investments Group, based in Auckland, New Zealand, and provides for payments to Drexler of $29 million for the license (including a five-year training support package, followed by an ongoing support phase for an additional 15 years) plus royalties. Additionally, Drexler is to sell approximately $12 million worth of the required manufacturing equipment and installation support for the new facility to provide a targeted initial manufacturing capacity of 10 million optical cards annually. Drexler has received the initial $5 million of payments called for in these agreements. The Company will record revenue on this arrangement at various times throughout the contract term.

o On April 16, 2004, the Company announced a purchase order valued at $140,000 for LaserCard(R)products for a secure banking project under the auspices of Societe Nationale La Poste, the national Post Office of Senegal, Africa. The cards and equipment were delivered in April. The order included LaserCard(R)optical memory cards and secure card encoders and readers, to facilitate consumer banking transactions at post office branches. A data capture and personalization system has been supplied for this project to enable the enrollment of cardholders, whose facial image and fingerprint templates will be stored on the card's optical memory for ID verification during each banking transaction at the post office branches. It is anticipated that the project will commence in Dakar, the capital city of Senegal. The cards are expected to be issued to transient workers who often bank at remote branches which are not on-line in real time with each other; hence the need for an off-line, secure "bankbook" with biometric controls on use of the funds stored.

o On May 4, 2004, the Company announced receipt of a $1.8 million production order for LaserCard(R) optical memory cards to be used as Canadian Permanent Resident Cards, which are the required proof of status documents for permanent residents returning to Canada . The order calls for card deliveries from May 2004 through January 2005. This is the fifth card-production order received for Canadian PRCs under a five-year subcontract awarded to the Company in 2002. Drexler has now received card and equipment orders totaling $9.4 million for the Canadian PRC program, including the sale of 220 read/write drives for reading and verifying the PRCs and authenticating U.S. government Green Cards and Border Crossing Cards, also made by Drexler.

o On May 13, 2004, the Company announced that it received an order valued at $3.3 million for LaserCard(R) optical memory cards slated for use as Italy's new national ID card, called the Carta d'Identita Elettronica
     (CIE), bringing to $9.5 million the value of orders received under Phase 2 of the CIE program since July of last year. With this order, the backlog for CIE cards scheduled for shipment by July 2004 now stands at approximately $4.7 million. The Company has delivered optical memory cards valued at $4.8 million under these orders since CIE Phase 2 shipments began in November 2003.

o Also in the fiscal 2005 first quarter, the Company received purchase orders valued at $81,000 for LaserCard optical memory cards and optical/smart card encoding equipment destined for use in the vehicle registration system of the Transport Department of the State of Delhi, India. According to a March 8, 2004 article in The Hindu newspaper,

     "... the payment of road tax, registration of the vehicle, insurance, violations, and fitness of the vehicle would be stored in this card for ready reference." The vehicle registration card will include both optical memory and an IC chip (to be inserted in India), with the optical memory providing the needed digital data storage capacity that was not feasible with an IC chip. The LaserCard encoding equipment supplied under the new purchase orders encodes both the optical memory and IC chip in one transaction.

o In March 2004, the Company quoted on a Kingdom of Saudi Arabia government tender for three million cards and 220 read/write drives for a secure personal identification card program. The products would be delivered over a one-year period after a contract is awarded to one of the prime contractors, which is expected to occur in July 2004. The Company previously sold 120 read/write drives for this program, most of which were shipped in the fiscal 2004 second quarter, for installation of the infrastructure required for card issuance. The Company also has shipped small quantities of optical memory cards for testing and sample purposes under an initial contract that allows for the procurement of 300,000 cards. However, there is no assurance that the contract will be issued, that the Company would be the selected vendor, or that the Company will receive additional orders for this program under any contract that ultimately may be issued by the Saudi Arabian government.

     Headquartered in Mountain View, Drexler Technology Corporation (www.drexlertechnology.com) manufactures LaserCard(R) optical memory cards, chip-ready Smart/Optical(TM) cards, and other advanced-technology cards. In addition, the Company operates three wholly owned subsidiaries. LaserCard Systems Corporation, of Mountain View, manufactures optical card read/write drives; develops optical card system software; and markets cards, card-related data systems, and peripherals. Challenge Card Design Plastikkarten GmbH, of Rastede, Germany, manufactures advanced-technology cards; and cards & more GmbH, of Ratingen, Germany, markets cards, system solutions, and thermal card printers.


Forward-Looking Statements: All statements contained in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are not historical facts or guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as may, will, intends, plans, believes, anticipates, visualizes, expects, and estimates. Forward-looking statements made in this release include statements as to current and potential market segments, customers, orders, and applications for and deployment of the Company's and CCD-C&M products; statements as to the business benefits to the Company from the acquisition of CCD-C&M--including increased card production capacity and ability to enhance the CCD facility to manufacture optical memory cards and provide the Company with product manufacture flexibility; production quantities, delivery rates and expected delivery schedule, backlog, and revenue recognition for Company product sales under U.S. or foreign government programs; statements as to the Global Investments Group (GIG) license for second-source card production in Slovenia, including future scheduled payments and royalties, targeted production capacity, and sale of manufacturing equipment to GIG; potential expansion or implementation of government programs utilizing optical memory cards, including without limitation, those in Senegal, India, and Saudi Arabia, and the timing of the award of any prime contracts for such programs; and the Company's plans, objectives, and expected future economic performance. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, whether there is a market for cards for homeland security and if so whether such market will utilize optical memory cards as opposed to other technology; risks associated with doing business in and with foreign countries; lengthy sales cycles and changes in and dependence on government policy-making; the unpredictability of customer demand for products and customer issuance, release, or delay of corresponding orders; reliance on value-added resellers and system integrators to generate sales, perform customer system integration, develop application software, test products, and work with governments to implement card programs; risks and difficulties associated with development, manufacture, and deployment of optical cards, drives, and systems; the possibility that optical memory cards will not be purchased for the full implementation of card programs in Italy, Saudi Arabia, India, and Senegal or for DHS programs in the U.S., or will not be selected for other government programs in the U.S. and abroad; the impact of technological advances, competitive products, and general economic trends; as well as other risk factors detailed in the Company's Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, future actual results could differ materially from the Company's expectations. These forward-looking statements speak only as to the date of this release, and, except as required by law, the Company undertakes no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.


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

                             DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES
                              SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (In Thousands, Except Per Share Data)


                                                 THREE MONTHS ENDED                FISCAL YEAR ENDED
                                              3/31/03           3/31/04         3/31/03         3/31/04
                                              -------           -------         -------         -------
                                            (Unaudited)       (Unaudited)           *               *
Revenues:
     Product sales                            $  4,650         $  6,342         $ 25,221        $ 16,963
     License and other revenue                     235             --              1,110            --
                                              --------         --------         --------        --------
Total revenues                                $  4,885         $  6,342         $ 26,331        $ 16,963

Cost of product sales                            2,946            4,170           13,906          13,157
                                              --------         --------         --------        --------

Gross profit                                     1,939            2,172           12,425           3,806

Selling, general, and
administrative expenses                          1,628            1,729            6,202           6,700

Research and engineering expenses                  647              679            2,818           2,620
                                              --------         --------         --------        --------

Operating income (loss)                           (336)            (236)           3,405          (5,514)

Other income (expense), net                         87             (124)             397             176
                                              --------         --------         --------        --------

Income (loss) before income taxes                 (249)            (360)           3,802          (5,338)

Income tax expense (benefit)                      (100)               3            1,520           7,089
                                              --------         --------         --------        --------

Net income (loss)                             $   (149)        $   (363)        $  2,282        $(12,427)
                                              ========         ========         ========        ========

Net income (loss) per share:
     Basic                                    $   (.01)        $   (.03)        $    .22        $  (1.15)
                                              ========         ========         ========        ========
     Diluted                                  $   (.01)        $   (.03)        $    .21        $  (1.15)
                                              ========         ========         ========        ========

Weighted average shares used in
computing net income (loss) per share:
     Basic number of shares                     10,433           11,381           10,356          10,761
     Diluted number of shares                   10,433           11,381           10,842          10,761


*This information was derived from the Company's audited consolidated financial statements.

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

                           DREXLER TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                     CONSOLIDATED BALANCE SHEETS
                                  March 31, 2003 and March 31, 2004
                         (In thousands, except share and per share amounts)


                                                                            2003             2004
                                                                            ----             ----
                                              ASSETS                         *                *
Current assets:
   Cash and cash equivalents                                              $  5,754         $ 11,688
   Short-term investments                                                    4,363              981
   Accounts receivable, net of allowances of $90 at March 31, 2003
      and $296 at March 31, 2004                                             1,659            2,550
   Inventories                                                               5,711            6,799
   Deferred tax assets, net                                                  2,689               --
   Prepaid and other current assets                                          1,016            1,276
                                                                          --------         --------
      Total current assets                                                  21,192           23,294
                                                                          --------         --------

Property and equipment, at cost                                             23,204           27,609
   Less--accumulated depreciation and amortization                         (15,795)         (16,079)
                                                                          --------         --------
      Property and equipment, net                                            7,409           11,530

Long-term investments                                                        6,898            8,246
Equipment held for resale                                                       --            2,419
Patents and other intangibles, net                                             567              978
Deferred income tax assets, net                                              4,397               --
Goodwill                                                                        --            3,321
Other non-current assets                                                        --               47
                                                                          --------         --------
           Total assets                                                   $ 40,463         $ 49,835
                                                                          ========         ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                       $  1,085         $  4,249
   Accrued liabilities                                                       1,434            2,035
   Deferred tax liability                                                       --              608
   Advance payments from customers                                           1,096            3,102
   Deferred revenue                                                              5              111
   Bank borrowings and current portion of long-term debt                        --            1,166
                                                                          --------         --------
Total current liabilities                                                    3,620           11,271
                                                                          --------         --------

Long-term debt, less current portion                                            --            2,378
Advance payments from customers                                                 --              500
                                                                          --------         --------
           Total liabilities                                              $  3,620         $ 14,149
                                                                          --------         --------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.01 par value:
      Authorized--2,000,000 shares
      Issued--none                                                              --               --
   Common stock, $.01 par value:
      Authorized--30,000,000 shares
      Issued and outstanding--10,443,192 shares at March 31, 2003
           and 11,399,764 shares at March 31, 2004                             104              114
   Additional paid-in capital                                               42,556           53,816
   Accumulated deficit                                                      (5,817)         (18,244)
                                                                          --------         --------
           Total stockholders' equity                                       36,843           35,686
                                                                          --------         --------

               Total liabilities and stockholders' equity                 $ 40,463         $ 49,835
                                                                          ========         ========


*This information was derived from the Company's audited consolidated financial statements.

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